 Exhibit 99.1

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Thursday, May 10, 2007

STAR BUFFET, INC. TO ADD
THREE RESTAURANTS

SCOTTSDALE, AZ — May 10, 2007 — Star Buffet, Inc. (NASDAQ: STRZ) announced plans to add three restaurants over the next two months…one JB’s Family Restaurant and two yet-to-be-named steakhouses.  One of the restaurants will be acquired from current owners, one is a remodel of a recently acquired, but closed property and one is a conversion of a newly leased property.

Commenting on the announcement, Robert E. Wheaton, Star Buffet’s president stated, “These unit additions exemplify the Company’s plans for modest expansion, primarily via acquisitions, in the family dining and steakhouse segments of the restaurant industry.”

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 29, 2007, and other filings with the Securities and Exchange Commission.  Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov.  The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of May 10, 2007, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffets, six JB’s Family restaurants, six Whistle Junction restaurants, four BuddyFreddys restaurants, four K-BOB’S Steakhouses, three Holiday House Family restaurants, two Western Sizzlin restaurants, one JJ North’s Country Buffet, one Pecos Diamond Steakhouse and one Casa Bonita Mexican theme restaurant.

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